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                 [LETTERHEAD OF BLACKWELL SANDERS]


                                          August 29, 1997

                                                                      EXHIBIT 5


UtiliCorp United, Inc.
20 West Ninth
Kansas City, MO  64105

Gentlemen:

      We refer to the Registration Statement of UtiliCorp United Inc. (the "Company") on Form S-3 proposed to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, senior notes of the Company in the aggregate offering price of up to $250,000,000.

      We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

      We are of the opinion that when such senior notes have been issued and delivered as contemplated by the Registration Statement such debt securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles.

      We hereby consent to the reference to us under the heading "Legal Opinions" in the prospectus constituting a part of the Registration Statement and the filing of this opinion as Exhibit 5 to the Registration Statement.


                                          Very truly yours,

                        /s/ BLACKWELL SANDERS MATHENY WEARY & LOMBARDI LLP